Filed Pursuant to Rule 424(b)(3)
Registration No. 333-229047

PROSPECTUS SUPPLEMENT NO. 1

DATED MAY 14, 2020

TO PROSPECTUS DATED

FEBRUARY 14, 2019 OF

ARCADIA BIOSCIENCES, INC.

This Prospectus Supplement No. 1 supplements and amends the prospectus dated February 14, 2019 (the “Prospectus”), covering the registration of 1,477,000 shares of common stock underlying certain of our outstanding warrants. Of the 1,477,000 shares registered for resale under the Prospectus, 1,392,345 shares are issuable upon the exercise of outstanding warrants that had a per share exercise price of $9.94 when issued (the “Private Placement Warrants”). The Private Placement Warrants were purchased pursuant to a securities purchase agreement between us and each of the Selling Stockholders, dated June 11, 2018 (the “Purchase Agreement”). The remaining 84,655 shares are issuable upon the exercise of warrants issued to our placement agent in connection with the Purchase Agreement and in connection with a private placement transaction that we completed in March 2018 (the “Placement Agent Warrants,” and, collectively with the Private Placement Warrants, the “Warrants”).

On May 14, 2020, we repriced the per-share exercise price of 1,392,345 Private Placement Warrants to $4.90 per share, representing total gross proceeds of $6.82 million upon exercise.

Other than the reduction in the per share exercise price for the above-described Private Placement Warrants, all other terms and provisions of the Warrants remain unchanged.

You should read this prospectus supplement, together with additional information described under the headings “Incorporation of Information by Reference” and “Where You Can Find Additional Information” in the prospectus dated February 14, 2019 carefully before you invest in our securities.

Investing in our securities involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties described in the section entitled “Risk Factors” beginning on page 4 of the prospectus dated February 14, 2019, and the other risks described in reports that we file with the Securities and Exchange Commission and that are incorporated by reference into the prospectus.

The date of this prospectus supplement is May 14, 2020